Exhibit 10.7
PNM RESOURCES, INC.
OFFICER RETENTION PLAN

(As Amended and Restated Effective as of January 1, 2012)

TABLE OF CONTENTS
Page

ARTICLE I
PURPOSE

1.1 General	1
ARTICLE II
GLOSSARY

2.1 Glossary	2
ARTICLE III
TERM OF PLAN

3.1 Term of Plan	2
3.2 Reversion to Provisions of the Prior Plan Document	2
ARTICLE IV
ELIGIBILITY FOR RETENTION BENEFITS

4.1 Eligibility to Participate	2
4.2 Eligibility for Benefits	2
4.3 Release Agreement	3
4.4 Restrictive Covenant Agreement	4
4.5 No Duplication of Benefits	4
ARTICLE V
RETENTION BENEFITS

5.1 Retention Benefits	5
5.2 Reimbursement of Legal Fees	6
5.3 Section 409A Compliance	6
5.4 Benefits from a Subsequent Employer	9
5.5 No Tax Gross-Up; Cap on Payments	9
5.6 Additional Benefits Under Other Plans	11
ARTICLE VI
PLAN ADMINISTRATION

6.1 Plan Administration	11
6.2 Claims Procedures	12
ARTICLE VII
SUCCESSORS, BINDING AGREEMENT

7.1 Successors	14
7.2 Binding Agreement	14
ARTICLE VIII
NOTICE

8.1 General	14

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TABLE OF CONTENTS
Page

ARTICLE IX
AMENDMENT AND TERMINATION

9.1 Amendment and Termination	14
ARTICLE X
MISCELLANEOUS

10.1 Governing Law	15
10.2 Withholding	15
10.3 No Right of Assignment	15
10.4 Survival of Rights	15
10.5 No Employment Contract	16
10.6 Mitigation of Benefits	16
10.7 Service of Process	16
10.8 Headings	16
10.9 Gender and Number	16
10.10 ERISA Plan	16
10.11 Validity	16
10.12 Adoption by Affiliates	16
10.13 Compliant Operation and Interpretation	17

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PNM RESOURCES, INC.
OFFICER RETENTION PLAN
INTRODUCTION
Effective December 7, 1998, Public Service Company of New Mexico adopted the Public Service Company of New Mexico First Restated and Amended Executive Retention Plan (the “Plan”). By an amendment dated November 27, 2002, sponsorship of the Plan was transferred to PNM Resources, Inc. (“PNM Resources”) and the Plan was renamed the “PNM Resources, Inc. First Restated and Amended Executive Retention Plan.” Effective as of July 13, 2003, PNM Resources amended and restated the Plan in its entirety and changed the name of the Plan to the “PNM Resources, Inc. Officer Retention Plan.” The Plan was then amended and restated as of January 1, 2009 to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).
By execution of this document, PNM Resources again amends and restates the Plan in its entirety, effective as of January 1, 2012 (the “Effective Date”), to modify, and to some extent curtail, the benefits provided to an eligible Participant following a Change in Control.
ARTICLE I
PURPOSE

1.1General. PNM Resources considers it essential to its best interests and the best interests of its customers and shareholders to foster the continuous employment of its key management employees. PNM Resources also recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may exist. The possibility of a Change in Control, and the uncertainty and the questions which it may raise among employees, may result in the departure or distraction of key management employees to the detriment of PNM Resources and its ability to continue to provide efficient and reliable utility services to its customers.

PNM Resources has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management to their assigned duties and to facilitate recruitment of future employees without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. PNM Resources also has concluded that one of the necessary steps is to provide competitive and fair compensation and benefits to employees terminated following a Change in Control.
The purpose of this Plan is to address these concerns for Officers of PNM Resources and its Affiliates who adopt the Plan. A separate plan, the PNM Resources, Inc. Employee Retention Plan, provides retention benefits for certain other employees of PNM Resources and its adopting Affiliates.

ARTICLE II
GLOSSARY

2.1Glossary. A number of key terms, with specialized meanings, are used throughout the Plan. These key terms are identified by the capitalization of the initial letter of each word or phrase even when the word or phrase does not begin a sentence. These key terms are defined in various Sections of the Plan or in the attached Glossary, which is incorporated into and is a part of the Plan. All of these key terms are listed in the Glossary. Whenever these key terms are used, they will be given the defined meaning unless a clearly different meaning is required by the context.

ARTICLE III
TERM OF PLAN

3.1Term of Plan. The Plan is effective as of the Effective Date and shall continue in effect until terminated by the Board, subject to the limitations on termination set forth in Section 9.1 (Amendment and Termination).

3.2Reversion to Provisions of the Prior Plan Document. Pursuant to Section 9.1 (Amendment and Termination) of the Plan document in effect prior to the Effective Date (the “Prior Plan Document”), if a Change in Control occurs within the 24 month period following the later of the adoption of this Plan document or its Effective Date, the provisions of the Prior Plan Document shall revive and shall control with respect to determining the retention benefits due to a Participant who was a Participant prior to the Effective Date if the benefits provided pursuant to the Prior Plan Document are greater than the benefits provided pursuant to this amended and restated Plan document. Notwithstanding the foregoing, as provided by Section 9.1 (Amendment and Termination), all changes made in order to comply with Section 409A of the Code shall remain in effect.

ARTICLE IV
ELIGIBILITY FOR RETENTION BENEFITS

4.1Eligibility to Participate. To be eligible for benefits under this Plan, an employee must be an Officer at the beginning of the Protection Period. If a Participant's employment with the Company terminates for any reason (whether voluntary or involuntary) before the commencement of the Protection Period, he or she shall not be eligible to receive the benefits provided by this Plan. In addition, if a Participant voluntarily terminates his or her employment during the Protection Period for reasons other than those that constitute Constructive Termination, or if a Participant dies or becomes Disabled during the Protection Period, the Participant will not be entitled to receive any benefits under this Plan.

4.2Eligibility for Benefits.

(a)General Rule. A Participant shall be entitled to the benefits described in Article V (Retention Benefits) if such Participant Separates from Service during the Protection Period due to: (1) a termination of employment by the Company for any reason other than Cause, death or Disability; or (2) a termination of employment by the Participant due to

Constructive Termination following the Participant's giving of a Notice of Termination to the Company.

(b)Exceptions. A Participant shall not be entitled to receive the retention benefits offered by the Plan even if the Participant meets the requirements of paragraph (a), in the following circumstances:

(1)If a Participant's employment is terminated or Constructively Terminated during the Protection Period, but such Participant is re-employed by the surviving entity or the party acquiring the assets of PNM Resources in connection with the Change in Control before any payments are made in accordance with Section 5.3 (Section 409A Compliance), then such Participant shall not be entitled to the benefits under this Plan.

(2)Any Participant who without express authority actively participates in advancing a Change in Control, whether on his or her own behalf or on behalf of someone else, shall not be eligible for the benefits provided by this Plan. Participants who, by virtue of their position and duties with the Company, are involved in facilitating an orderly transition to a successor company shall remain eligible to receive benefits.

(3)If a Participant's employment is terminated or Constructively Terminated as a result of the acquisition of PNM Resources by a holding company formed in connection with a corporate restructuring initiated by PNM Resources, and the Participant is immediately re-employed by PNM Resources or any Affiliate or 50% Affiliate, then the Participant shall not be entitled to benefits under the Plan.

(4)Transfers between and within PNM Resources and Affiliates and 50% Affiliates shall not be considered to be a termination of employment or result in the payment of benefits under this Plan unless the transfer results in a Constructive Termination.

4.3Release Agreement.

(a)General. In order to receive any retention benefits under this Plan, within the time periods described below, the Participant must sign, deliver and not revoke a general release (the “Release Agreement”) in substantially the same form as the form attached as Exhibit A. The Participant shall generally receive the Release Agreement on the date of the Participant's Separation from Service and in no event more than five (5) days following the date of the Participant's Separation from Service and shall have up to forty-five (45) days following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to the Company.

(b)Revocation of the Release Agreement. Within seven calendar days after delivery of the Release Agreement to the Company by the Participant, the Participant shall be entitled to revoke the Release Agreement by following the revocation procedure described in the Release Agreement.

(c)Impact of Revocation. The revocation of a previously signed and delivered Release Agreement pursuant to the above paragraph shall be deemed to constitute an irrevocable forfeiture of retention benefits under the Plan.

4.4    Restrictive Covenant Agreement.

(a)    General. In addition to the general eligibility requirements described in this Article IV, in order to become eligible for benefits under this Plan, Tier I and Tier II Officers must, within the time periods described below, execute a noncompetition, nonsolicitation and confidential information agreement (the “Restrictive Covenant Agreement”) in substantially the same form as the form attached hereto as Exhibit B. If a Tier I or Tier II Officer who becomes eligible to participate in the Plan on the Effective Date fails to execute the Restrictive Covenant Agreement by June 1, 2012 (or for Tier I or Tier II Officers who become eligible to participate in the Plan after the Effective Date, within 90 days of being notified of his or her eligibility to participate in the Plan), the Tier I or Tier II Officer shall not become a Participant in this Plan. A Tier I or Tier II Officer who otherwise meets the eligibility requirements of this Article IV and who timely executes a Restrictive Covenant Agreement shall become a Participant in the Plan on the date on which he or she signs the Restrictive Covenant Agreement.

(b)    Failure to Execute the Restrictive Covenant Agreement. Tier I and Tier II Officers who fail to timely execute the Restrictive Covenant Agreement shall not be entitled to benefits pursuant to this Plan. Tier I and Tier II Officers who fail to execute the Restrictive Covenant Agreement and who were participants prior to the Effective Date, however, may be entitled to benefits determined in accordance with the Prior Plan Document if a Change in Control occurs within 24 months of the Effective Date, as described in Section 3.2 (Reversion to Provisions of the Prior Plan Document).

4.5No Duplication of Benefits. The right to receive any benefits under this Plan by any Participant is specifically conditioned upon such Participant either waiving or being ineligible for any and all benefits under the PNM Resources, Inc. Employee Retention Plan, the PNM Resources, Inc. Non-Union Severance Pay Plan, as either such plan may be amended from time to time, or any benefits due to a Change in Control or similar event under any successor or other change in control, severance, retention or other plan or agreement otherwise available to the Participant. The Company does not intend to provide any Participant with benefits under both this Plan and benefits under any other severance, retention, change in control or other plan or agreement sponsored by the Company or any Affiliate. If the Company concludes that a payment or benefit due pursuant to the Plan is subject to Section 409A of the Code (rather than fitting within an exception to Section 409A), the Participant may not elect to receive a payment or benefit under another plan or agreement in lieu of such payment or benefit. This Section 4.5 shall not apply to any individual agreement that provides a Participant with a special payment in order to induce the Participant to remain employed by the Company or any Affiliate unless the agreement specifically states otherwise. The Company also may override this provision by expressly stating in the other change in control, severance, retention or other plan or agreement that some or all of the benefits provided by the other change in control, severance retention or other plan or agreement are intended to supplement the benefits provided by this Plan.

ARTICLE V
RETENTION BENEFITS

5.1Retention Benefits. Participants satisfying all of the eligibility requirements set forth in Article IV (Eligibility for Retention Benefits) shall be entitled to the following retention benefits:

(a)Severance Pay. The Company shall pay the Participant, as a retention benefit, a severance payment in the amount set forth below based upon the Participant's highest position held with the Company during the Protection Period:

POSITION	SEVERANCE PAY
Tier I Officer	2.0 times Eligible Compensation
Tier II Officer	1.5 times Eligible Compensation
Tier III Officer	1.5 times Eligible Compensation
The severance payment shall be paid in a lump sum within 10 days following the last day on which a Participant may revoke a previously executed and timely delivered Release Agreement.
(b)Officer Annual Incentive Plan. In lieu of any payment under the Officer Annual Incentive Plan for the calendar year in which the Participant receives or provides the Notice of Termination, the Participant will receive the special payment described in this Section 5.1(b). The special payment will equal the target award to which the Participant would have been entitled under the Officer Annual Incentive Plan for the calendar year in which the Participant receives or provides the Notice of Termination, multiplied by a fraction, the numerator of which is the number of full months that have elapsed in that calendar year as of the date of the Participant's Separation from Service and the denominator of which is 12. The special payment shall be paid in a lump sum within 10 days following the last day on which a Participant may revoke a previously executed and timely delivered Release Agreement.

(c)Medical, Dental and Vision Coverage. Medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to the Participant's Separation from Service, shall be provided for a period of 24 months for Tier I Officers and a period of 12 months for Tier II and Tier III Officers immediately following the Participant's Separation from Service. The cost of such coverage shall be shared by the Company and the Participant on the same basis as in effect prior to the Participant's Separation from Service. Participant contributions that were required for participation in the Health Plan will continue to be required during the continuation period. If a Participant fails to pay such contributions in a timely manner, the coverage shall be discontinued. No Participant may elect to receive cash or any other allowance in lieu of medical, dental or vision coverage under the Health Plan.

(d)COBRA Continuation Coverage. Continuation of coverage under the Health Plan pursuant to Section 4980B of the Code will become effective upon the completion of the 24 month or 12 month period referred to in Section 5.1(c).

(e)Life and Accidental Death and Dismemberment Insurance Benefits. The Company shall provide life and accidental death and dismemberment insurance benefits substantially similar to those the Participant was receiving prior to the Notice of Termination. For Participants hired before September 25, 2011, the life and accidental death and dismemberment insurance benefits provided by this Section shall include benefits provided pursuant to the PNM Resources, Inc. Officer Life Insurance Plan. As a general rule, such coverage shall continue for a period of 24 months for Tier I Officers and a period of 12 months for Tier II Officers and Tier III Officers. No Participant may elect to receive cash or any other allowance in lieu of the benefits provided by this Section.

(f)Payment For Restrictive Covenant Agreement. In consideration for the post-employment restrictions placed on the Participant by the Restrictive Covenant Agreement, the Company also shall pay a Tier I Officer an amount equal to the Participant's Eligible Compensation and a Tier II Officer an amount equal to 50% of the Participant's Eligible Compensation. Such payments shall be paid over a 12 month period for a Tier I Officer and a 6 month period for a Tier II Officer in substantially equal installments in accordance with the Company's regular payroll practices. Subject to the requirements of Section 5.3 (Section 409A Compliance), payments shall begin following the Participant's Separation from Service, with the first payment due for the payroll period beginning on the day following the expiration of the revocation period described in Section 4.3(b) (Release Agreement - Revocation of Release Agreement).

5.2Reimbursement of Legal Fees. The Company also shall pay to a Participant who is entitled to receive benefits pursuant to Article IV (Eligibility for Retention Benefits) reasonable legal fees and expenses incurred as a result of a termination or Constructive Termination under the terms of this Plan (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or Constructive Termination or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

5.3Section 409A Compliance. All payments due pursuant to Section 5.1 (Retention Benefits) shall be made in accordance with this Section 5.3.

(a)General Rule Regarding Time of Payments. Notwithstanding any other provision of this Plan to the contrary, no payment shall be made prior to the Participant's Separation from Service.

(b)Code Section 409A Compliance Strategy. Certain of the payments and benefits provided by this Plan are subject to the requirements of Section 409A of the Code. The purpose of this Section 5.3(b) is to summarize the treatment of each such payment or benefit for purposes of Section 409A and to comply, as needed, with the requirements of Section 409A.

(1)Compliance Strategy for Lump Sum Payments. The Company believes that the severance pay due pursuant to Section 5.1(a) (Retention Benefits - Severance Pay) and the payment due pursuant to Section 5.1(b) (Retention Benefits - Officer Annual Incentive Plan) qualify for the short-term deferral exception to Section 409A as described in

Treasury Regulation Section 1.409A-1(b)(4). If the Company later determines that the severance pay due pursuant to Section 5.1(a) (Retention Benefits - Severance Pay) or the payment due pursuant to Section 5.1(b) (Retention Benefits - Officer Annual Incentive Plan) do not qualify for the short-term deferral exception to Section 409A, the following provisions shall apply:

(i)If the release consideration period described in the Release Agreement, plus the 7 day revocation period described in the Release Agreement, spans two calendar years, the payments provided pursuant to Section 5.1(a) (Retention Benefits - Severance Pay) and the payment due pursuant to Section 5.1(b) (Retention Benefits - Officer Annual Incentive Plan) shall not begin until the second calendar year. A Participant may not elect the taxable year of the distribution.

(ii)If at the time of the Participant's Separation from Service, the Participant is a Specified Employee, any payments provided pursuant to Section 5.1(a) (Retention Benefits - Severance Pay) and Section 5.1(b) (Retention Benefits - Officer Annual Incentive Plan) shall be delayed until the first day of the seventh month following the Participant's Separation from Service.

(2)Compliance Strategy for Medical, Dental and Vision Coverage. The first 18 months of the continued benefits provided by Section 5.1(c) (Retention Benefits - Medical, Dental and Vision Coverage) should be exempt from Section 409A pursuant to the medical benefits reimbursement exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The continued benefits provided by Section 5.1(c) (Retention Benefits - Medical, Dental and Vision Coverage) after the period of time during which the Participant would be entitled to continuation coverage pursuant to Section 4980B of the Code if the Participant elected the coverage and paid the premiums (the “Excess Medical Benefits”) may be considered to be “deferred compensation” subject to the requirements of Section 409A of the Code. In order to assure compliance with the requirements of Section 409A and avoid adverse tax consequences to the Participant, the only Excess Medical Benefits that will be subject to reimbursement under such plans will be expenses for medical care within the meaning of Section 105(b) of the Code. In addition, all reimbursements of Excess Medical Benefits under such plans shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement for such Excess Medical Benefits will not be subject to liquidation or exchange for another benefit.

(3)Compliance Strategy for Life and Accidental Death and Dismemberment Insurance Benefits. The continued insurance coverage provided by Section 5.1(e) (Retention Benefits - Life and Accidental Death and Dismemberment Insurance Benefits) should be excepted from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5).

(4)Compliance Strategy for Restrictive Covenant Agreement Payments. The Company believes that the payments provided pursuant to Section 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement) comply with the separation pay exception to Section 409A as described in Treasury Regulation Section 1.409A-1(b)(9) for most Participants. Notwithstanding anything in this Plan to the contrary, if the Company concludes, in the exercise of its discretion, that all or a portion of the payments described in

Section 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement) are subject to Section 409A of the Code, the following provisions shall apply to such payments:

(i)If the release consideration period described in the Release Agreement, plus the 7 day revocation period described in the Release Agreement, spans two calendar years, the payments provided pursuant to Section 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement) shall not begin until the second calendar year. A Participant may not elect the taxable year of the distribution.

(ii)If the Company concludes that only a portion of the payments comply with the separation pay exception to Section 409A, any such payments made to a Specified Employee during the first six months following such Specified Employee's Separation from Service shall not exceed the “Cap” described in the next sentence. The “Cap” shall equal two times the lesser of (1) the Specified Employee's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Specified Employee preceding the taxable year in which the Specified Employee's Separation from Service occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Specified Employee had not Separated from Service) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant's Separation from Service occurs. For Separations from Service occurring in 2012, the maximum amount that may be taken into account for qualified plan purposes is $250,000. If the total amount that would be payable to a Specified Employee during the first six months following the Specified Employee's Separation from Service would exceed the Cap, the excess shall be subtracted, in equal installments, from the amounts that would otherwise be due pursuant to 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement). In any event, the excess will then be paid, in one lump sum payment, on the first day of the seventh month following the day on which the Participant's Separation from Service occurs.

(iii)If the Company concludes that none of the payments due pursuant to Section 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement) comply with the separation pay exception to Section 409A, and if at the time of the Participant's Separation from Service the Participant is a Specified Employee, any payments provided pursuant to 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement) shall be delayed until the first day of the seventh month following the Participant's Separation from Service. Any payments that would have been paid during the first six months following the Participant's Separation from Service shall be paid in a single lump sum on the first day of the seventh month following the Participant's Separation from Service.

(5)Compliance Strategy for Reimbursement of Legal Fees. Pursuant to Section 5.2 (Reimbursement of Legal Fees), the Company will provide an eligible Participant with reimbursement for reasonable legal fees and expenses incurred as a result of a Separation from Service or Constructive Termination under the terms of the Plan. The amount of legal expenses incurred in one calendar year will not affect the expenses eligible for reimbursement in any other calendar year. All expenses incurred in one calendar year must be reimbursed no later than the last day of the next calendar year. The right to reimbursement is not subject to liquidation or exchange for any other benefit.

(c)Payment Disputes. If a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treasury Regulation Section 1.409A-3(g).

(d)Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(e)No Elections. No Participant has any right to make any election regarding the time or form of any payment due under this Plan.

(f)Distributions Treated as Made Upon a Designated Event. If the Company fails to make any payment under this Plan, either intentionally or unintentionally, within the time period specified in the Plan, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Plan pursuant to Treasury Regulation Section 1.409A-3(d).

5.4Benefits from a Subsequent Employer. The continued medical, dental and vision coverage under the Health Plan that is provided to a Participant pursuant to Sections 5.1(c) (Retention Benefits - Medical, Dental and Vision Coverage) and the continued life insurance and accidental death and dismemberment benefits provided to a Participant pursuant to Section 5.1(e) (Retention Benefits - Life and Accidental Death and Dismemberment Insurance Benefits) will be discontinued if a Participant becomes employed by any other employer that provides health insurance coverage, regardless of whether such coverage is comparable to the coverage provided under the Health Plan (and regardless of whether the other employer's coverage includes dental, vision, life and accidental death and dismemberment coverage). By accepting the benefits provided by this Plan, each Participant agrees to promptly notify the Company if the Participant becomes so employed while continued coverage is being provided by this Plan.

5.5No Tax Gross-Up; Cap on Payments.

(a)General Rule; Cap on Benefits. Section 4999 of the Code imposes an excise tax (currently 20%) on a Participant if the total payments and certain other benefits received by the Participant due to a “change in control” (which, for this purpose, has the meaning ascribed to it in Section 280G of the Code and the related regulations) exceed prescribed limits. In order to avoid this excise tax and the related adverse tax consequences for Company, the payments and benefits to which a Participant will be entitled pursuant to Article V (Retention Benefits) will be limited so that the sum of such payments and benefits, when combined with all other “payments in the nature of compensation” (as that term is defined in Section 280G of the Code and related regulations), the receipt of which is contingent on a change in control, will not exceed an amount equal to the maximum amount that can be payable without the imposition of the Section 4999 excise tax (which maximum amount is referred to below as the “Capped Benefit”).

(b)Exception. The limitation described in Section 5.5(a) will not apply if the Participant's “Uncapped Benefit” minus the Section 4999 excise taxes exceeds the Participant's

Capped Benefit. For this purpose, a Participant's “Uncapped Benefit” is equal to the total payments to which the Participant will be entitled pursuant to this Plan, or otherwise, without regard to the limitation described in the Section 5.5(a).

(c)Calculating the Capped and Uncapped Benefits. If the Company believes that Section 5.5(a) may result in a reduction of the payments to which a Participant is entitled under this Plan, it will so notify such Participant as soon as possible. The Company will then, at its expense, retain a “Consultant” (which shall be a certified public accounting firm and/or a firm of recognized executive compensation consultants working with a law firm or certified public accounting firm) to provide a determination concerning whether the Participant's total payments and benefits under this Plan or otherwise will result in the imposition of the Section 4999 excise tax and, if so, whether the Participant is subject to the limitations of Section 5.5(a) or, alternatively, whether the exception described in Section 5.5(b) applies.

If the Consultant determines that the limitations of Section 5.5(a) apply, then the payments and benefits to which the Participant is entitled pursuant to this Article V and otherwise will be reduced to the extent necessary to eliminate the excess. In making such reduction, the Company first will reduce the amount of the Participant's payments under this Plan and, if necessary, any other payments to which the Participant is entitled under any other arrangement that do not constitute “non-qualified deferred compensation” that is subject to Section 409A of the Code. The Company will reduce the amount of any payments or benefits payable to the Participant that are subject to Section 409A of the Code (including the portion, if any, of the payments made pursuant to Section 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement)) only to the extent reductions in addition to those described in the preceding sentence are necessary to avoid the Section 4999 excise tax. If the reduction of any payments or benefits which are subject to Section 409A of the Code becomes necessary to avoid the imposition of the excise tax, the Company first will reduce the non-equity based payments or benefits on a proportional basis. To the extent additional reductions are necessary to avoid the excise tax, the Company will then reduce the equity based payments or benefits on a proportional basis.
If the Consultant so requests, a firm of recognized executive compensation consultants selected by the Company (which may, but is not required to be, the Consultant) shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the change in control (including the payments provided pursuant to Section 5.1(f) (Retention Benefits - Payment for Restrictive Covenant Agreement)).
If the Company believes that the limitations of Section 5.5(a) are applicable, it will nonetheless make payments to the Participant, at the times described in Section 5.1 (Retention Benefits), in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid if due after the opinions called for above have been received.
If the amount paid to the Participant by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of this Section 5.5, the Participant must repay the excess promptly on demand of the Company. If it is ultimately determined by the

Consultant or the Internal Revenue Service that a greater payment should have been made to the Participant, the Company shall pay the Participant the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment so that the Participant will have received or be entitled to receive the maximum amount to which the Participant is entitled under the Plan. For purposes of this Section 5.5, the applicable interest rate shall be the prime rate published by the Wall Street Journal from the date the amounts described in the preceding sentence should have been paid to the Participant.
As a general rule, the Consultant's determination shall be binding on the Participant and the Company. Section 280G and the excise tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant's conclusions. If the Internal Revenue Service determines that the Capped Benefit is actually lower than calculated by the Consultant, the Capped Benefit will be recalculated by the Consultant. Any payment over that revised Capped Benefit will then be repaid by the Participant to Company. If the Internal Revenue Service determines that the actual Capped Benefit exceeds the amount calculated by the Consultant, the Company shall pay the Participant any shortage.
The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify a Participant from any taxes, interest and penalties that may be imposed upon the Participant (including any taxes, interest and penalties on the amounts paid pursuant to the Company's indemnification agreement), the Participant must cooperate fully with the Company in connection with any such challenge. The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.
A Participant must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes. Such notice shall be given as soon as possible but in no event later than 15 days following the Participant's receipt of notice of the Internal Revenue Service's position.
(d)Effect of Repeal or Inapplicability. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 5.5 shall be of no further force or effect. Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax on payments under this Plan, then the provisions of this Section 5.5 shall not apply.

5.6Additional Benefits Under Other Plans. Additional benefits may be provided to Participants upon a Change in Control through other programs sponsored by the Company.

ARTICLE VI
PLAN ADMINISTRATION

6.1Plan Administration. The Committee shall administer the Plan. The Committee shall be the “Named Fiduciary” for purposes of ERISA and shall have the authority to control, interpret and construe the Plan and manage the operations thereof. Any such interpretation and construction of any provisions of this Plan by the Committee shall be final. The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan. The Committee may delegate some (or all) of its authority hereunder to the PNMR Services Company Benefits Department. The Committee also may engage agents and obtain other assistance from the Company, including Company counsel. The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel. The Committee is given specific authority to allocate and revoke responsibilities among its members or designees. When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

6.2Claims Procedures.

(a)Initial Claim. A claim for benefits under this Plan must be submitted to the senior human resources officer of PNM Resources (the “Human Resources Officer”). If the claimant is the Human Resources Officer, a claim for benefits under this Plan must be submitted to the Chief Executive Officer of PNM Resources and the term “Human Resources Officer” as used in paragraph (1) below shall be replaced with the term “Chief Executive Officer.”

(1)Notice of Decision. Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Human Resources Officer, unless the Human Resources Officer determines that special circumstances require an extension of time for processing the claim. If the Human Resources Officer determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Human Resources Officer expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial 90 day period. If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(i)The specific reason or reasons for the adverse determination;

(ii)Special reference to the specific Plan provisions upon which the determination is based;

(iii)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)An explanation of the Plan's appeal procedure and the time limits applicable to an appeal, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

(b)Appeal Procedures. Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant's termination was for Cause). Such appeal may be accomplished by a written notice of appeal filed with the Committee within 60 days after receipt by the claimant of written notification of the adverse benefits determination. Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits, such relevance to be determined in accordance with Section 6.2(c) (Claims Procedures - Definition of Relevant) below. The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(1)Notice of Decision. Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than 60 days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim. If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60 day period. The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(i)The specific reason or reasons for the adverse determination;

(ii)Reference to the specific Plan provisions upon which the determination is based;

(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, such relevance to be determined in accordance with Section 6.2(c) (Claims Procedures - Definition of Relevant), below; and

(iv)An explanation of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(c)Definition of Relevant. For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant's claim if such document, record or other information:
(1)Was relied upon in making the benefit determination;

(2)Was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or

(3)Demonstrates compliance with the administrative processes and safeguards required pursuant to this Section 6.2 on making the benefit determination.

(d)Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(e)Time For Filing Legal Or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two (2) years from the date the written copy of the Committee's decision on review is delivered to the claimant in accordance with Section 6.2(b)(1) (Claims Procedures - Appeal Procedures - Notice of Decision).

ARTICLE VII
SUCCESSORS, BINDING AGREEMENT

7.1Successors. PNM Resources will negotiate to require any independent successor to all or substantially all of the assets of PNM Resources to provide written confirmation, within thirty (30) days of the effective date of the Change in Control, of its agreement to assume and perform the Company's obligations pursuant to this Plan. The failure of a successor to assume and perform the Company's obligations pursuant to the Plan shall constitute a material breach of the Plan by the Company.

7.2Binding Agreement. Subject to the right of PNM Resources to amend or terminate this Plan, and the Committee's right to interpret this Plan, this Plan shall be for the benefit of and be enforceable by, a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

ARTICLE VIII
NOTICE

8.1General. For the purpose of this Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant at his or her last known address, and to the Company at Alvarado Square, Albuquerque, New Mexico, 87158, provided that all notices to the Company shall be directed to the attention of the Secretary of PNM Resources; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1Amendment and Termination. The Plan may be amended, in whole or in part, or terminated at any time, by PNM Resources, subject to the following exceptions:

(a)No amendment or termination of this Plan shall impair or abridge the obligations of the Company already incurred.

(b)No amendment or termination of this Plan shall affect the rights of a Participant who terminated employment before the effective date of such amendment or termination and who subsequently satisfied the eligibility provisions of this Plan.

(c)If a Change in Control occurs within 24 months following the later of the adoption or effective date of the amendment or termination of the Plan, or during the Protection Period triggered by that Change in Control, the amendment or termination shall be disregarded and this Plan will revive and continue for the Protection Period to the extent that such amendment or termination impairs or abridges the rights or benefits of an employee of the Company who was a Participant upon the effective date of such Plan amendment or termination. Notwithstanding the foregoing, all changes made in order to comply with Section 409A of the Code shall remain in effect.

(d)If the Protection Period has begun, the Plan shall continue and may not be terminated during the Protection Period.

(e)Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by PNM Resources to reflect changes necessary due to revisions to, or interpretations of: (1) ERISA, as amended; (2) Sections 280G, 409A or 4999 of the Code; or (3) any other provision of applicable state or federal law.

(f)Notwithstanding any provision of this Plan to the contrary, no amendment may be made if it will result in a violation of Section 409A of the Code and any such amendment shall at no time have any legal validity.

ARTICLE X
MISCELLANEOUS

10.1Governing Law. The laws of the State of New Mexico shall govern the validity, interpretation, construction and performance of this Plan, except to the extent preempted by federal law.

10.2Withholding. Any payments provided for hereunder shall be paid subject to any applicable withholding required under federal, state or local law.

10.3No Right of Assignment. Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan and the Company shall not recognize any such anticipation, assignment or alienation. Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

10.4Survival of Rights. In addition to the limitations on termination of this Plan set forth in Section 9.1 (Amendment and Termination), any obligations of the Company to make payments that have been due to Participants who have, at the time of expiration of the Plan, satisfied the eligibility requirements pursuant to Articles IV (Eligibility for Retention Benefits)

and V (Retention Benefits) above during the term hereof, shall survive the termination of this Plan.

10.5No Employment Contract. Notwithstanding anything to the contrary contained in this Plan, by the execution of this Plan the Company does not intend to change the employment-at-will relationship with any of its employees. Instead, the Company retains its absolute right to terminate any employee at any time, for any or no reason and without notice.

10.6Mitigation of Benefits. A Participant shall not be required to mitigate the amount of payment provided for in Article V (Retention Benefits) by seeking other employment or otherwise, nor, except as specifically provided in Article V (Retention Benefits), shall the amount of any payment or benefit provided for in Article V (Retention Benefits) be reduced by: (a) any compensation earned by the Participant as the result of employment by another employer; (b) by retirement benefits; or (c) offsets against any amount claimed to be owed by the Participant to the Company.

10.7Service of Process. The Secretary of PNM Resources shall be the agent for service of process in matters relating to this Plan.

10.8Headings. The headings and subheadings in this Plan are inserted for convenience and reference only and are not to be used in construing this Plan or any provision hereof.

10.9Gender and Number. Where the context so requires, words in the masculine gender shall include the feminine and neutral genders, the plural shall include the singular, and the singular shall include the plural.

10.10ERISA Plan. This Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.

10.11Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

10.12Adoption by Affiliates.

(a)An Affiliate, by action of its board of directors, may adopt the Plan with respect to its Officers only with the approval of the Board.

(b)Except as otherwise clearly indicated by the context (such as in the definitions of Affiliate, Board, Change in Control and Committee) the term “Company” as used herein shall include each Affiliate that has adopted this Plan in accordance with this Section 10.12 but not any Affiliate that has not adopted this Plan.

(c)By adopting the Plan, the Affiliate shall be deemed to have agreed to:

(1)Assume the obligations and liabilities imposed upon it by the Plan with respect to the its Officers;

(2)Comply with all of the terms and provisions of the Plan;

(3)Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate's Officers;

(4)Delegate to PNM Resources, Inc. the full power to amend or terminate the Plan with respect to the Affiliate's Officers; and

(5)Be bound by any action taken by PNM Resources pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate.

(d)Any Affiliate that has adopted this Plan for the benefit of its Officers may terminate its adoption of the Plan by action of its board of directors and timely providing notice to PNM Resources of such termination.

(e)PNM Resources and each participating Affiliate shall bear the costs and expenses of providing benefits to their respective Officers who are Participants. Such costs and expenses shall be allocated among PNM Resources and participating Affiliates in accordance with agreements entered into between PNM Resources and any participating Affiliate, or in the absence of such an agreement, procedures adopted by PNM Resources.

10.13Compliant Operation and Interpretation. This Plan shall be administered in accordance with Section 409A of the Code or an exception thereto, and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto. Although this Plan has been designed to comply with Section 409A of the Code or to fit within an exception to the requirements of Section 409A of the Code, the Company specifically does not warrant such compliance. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provision of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative on this _28th_ day of _March___________, 2012.
PNM RESOURCES, INC.
By: /s/ Patrick Apodaca
Its:     Sr. V.P., General Counsel & Secretary

GLOSSARY
(a)“Affiliate” means (1) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group; and (2) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group.

(b)“50% Affiliate” means any of the following: (1) an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group if for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3); and (2) an entity that would be a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes PNM Resources as a member of the group if for purposes of applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(c)“Base Salary” means the Participant's highest annual salary from the Company in effect during the Protection Period.

(d)“Board” or “Board of Directors” means the Board of Directors of PNM Resources. The Board may delegate its responsibilities in accordance with its standard practices and procedures.

(e)“Capped Benefit” shall have the meaning ascribed to that term in Section 5.5 (No Tax Gross-Up; Cap on Payments).

(f)“Cause” means, for purposes of termination of a Participant's employment:

(1)The willful and continued failure of a Participant to substantially perform his or her duties with PNM Resources or any Affiliate after written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties;

(2)The willful failure to report to work for more than 30 days;

(3)The willful engaging by the Participant in conduct which is demonstrably and materially injurious to PNM Resources or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of PNM Resources or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts; or

(4)For a Tier I or Tier II Officer, the violation of any provision of the Restrictive Covenant Agreement described in Section 4.4 (Restrictive Covenant Agreement).

Cause shall not be deemed to exist on the basis of paragraph (1) or (2) if the failure results from such Participant's incapacity due to verifiable physical or Mental Illness substantiated by appropriate medical evidence. After the issuance of a Notice of Termination by the Participant due to Constructive Termination, an act, or failure to act, by a Participant shall not be deemed “willful” for purposes of paragraph (1) or (2) and shall not give rise to Cause pursuant to this Section. An act, or failure to act, by a Participant shall not be deemed “willful” if done or omitted to be done by the Participant in good faith and with a reasonable belief that his or her action was in the best interests of PNM Resources and its Affiliates.
(g)“Change in Control” means any of the following:

(1)Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 becoming directly or indirectly the “beneficial owner” as defined in Rule 13d‑3 under the Securities Exchange Act, of securities of PNM Resources representing 20% or more of the combined voting power of PNM Resources' then outstanding securities unless such person is, or shall be, a trustee or other fiduciary holding securities under an employee benefit plan of PNM Resources, or a corporation owned, directly or indirectly, by the shareholders of PNM Resources in substantially the same proportion as their ownership of stock of PNM Resources;

(2)During any period of two consecutive years, excluding any period prior to the Effective Date of this Plan, the following individuals ceasing, for any reason, to constitute a majority of the Board of Directors:

(i)directors who were directors at the beginning of such period; and
(ii)any new directors whose election by the Board or nomination for election by PNM Resources' shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, such new directors being referred to as “Approved New Directors.”

For purposes of determining whether a Change in Control has occurred pursuant to this paragraph (2), a director designated by a person who has entered into an agreement with PNM Resources to effect a transaction described in paragraphs (1), (3) or (4) of this Section (e) shall not be considered to be an “Approved New Director.”
(3)The shareholders of PNM Resources approving a merger or consolidation of PNM Resources with another company, corporation or subsidiary that is not affiliated with PNM Resources immediately before the Change in Control; provided, however, that if the merger or consolidation would result in the voting securities of PNM Resources outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least 60% of the combined voting power of the voting securities of PNM Resources or such surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded; or
(4)The adoption of a plan of complete liquidation of PNM Resources or an agreement for the sale or disposition by PNM Resources of all or substantially all of PNM Resources' assets.
Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred until: (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained and (2) the transaction that would otherwise be considered a Change in Control closes.
(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Committee” means the Benefits Governance Committee appointed by PNM Resources.

(j)“Company” means, collectively, PNM Resources and any Affiliate of PNM Resources that has adopted this Plan in accordance with Section 10.12 (Adoption by Affiliates). As used in this Plan, “Company” also means any successor to the assets of PNM Resources that assumes and agrees to perform PNM Resources' obligations hereunder, by operation of law or otherwise.

(k)“Constructive Termination” means, without a Participant's express written consent, the occurrence during the Protection Period of any of the following circumstances, subject to the exceptions and modifications noted below:

(1)The failure to elect or reelect or otherwise to maintain the Officer in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or an Affiliate, as the case may be, which the Officer held immediately prior to a Change in Control, or the removal of the Officer as a member of the Board of Directors of the Company (or any successor thereto) if the Officer was a Director of the Company immediately prior to the Change in Control;

(2)A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Affiliate which the Officer held immediately prior to the Change in Control,

(3)A fifteen percent (15%) or more reduction in the aggregate of the Officer's Base Salary and Officer Annual Incentive Plan award opportunity (calculated at the target level of performance) received from the Company and any Affiliate;

(4)A requirement that the Officer's principal location of work be changed to any location that is in excess of 35 miles from the location thereof immediately prior to the Change in Control;

(5)Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

A Participant must provide a written Notice of Termination to the Company of the existence of the Constructive Termination condition described in paragraphs (1)-(5) above within 90 days of the initial existence of the condition.
Notwithstanding anything to the contrary, an event described in paragraphs (1)-(5) above will not constitute Constructive Termination if, within 30 days after the Participant gives the Company the Notice of Termination specifying the occurrence or existence of an event that the Participant believes constitutes Constructive Termination, the Company has fully corrected (or reversed) such event.
(l)“Consultant” shall have the meaning ascribed to that term in Section 5.5 (No Tax Gross-Up; Cap on Payments).

(m)“Disability” shall have the same meaning as provided in the Company's long-term disability plan for the provision of long-term disability benefits.

(n)“Eligible Compensation” means the sum of the (1) Participant's Base Salary, (2) any cash award paid as a merit increase in lieu of an increase in base salary received during the 12 month period immediately preceding the Participant's Separation from Service, and (3) the average of the awards actually received by the Participant pursuant to the Officer Short-Term Incentive Plan for services performed during the three calendar years immediately preceding the calendar year in which the Change in Control occurs. If the Participant did not participate in the Officer Short-Term Incentive Plan for all three of the calendar years immediately preceding the calendar year in which the Change in Control occurs, the average of the awards actually received during the two calendar years immediately preceding the calendar year in which the Change in Control occurs (or the calendar year immediately preceding the calendar year in which the Change in Control occurs, if the Participant only participated during that year) will be used. If the Participant did not participate in the Officer Short-Term Incentive Plan prior to the calendar year in which the Change in Control occurs, the Participant's “target award” for the calendar year in which the Change in Control occurs will be used instead of the average. Unless otherwise stated pursuant to the Officer Short-Term Incentive Plan, the “target award” is 50% of the Participant's highest maximum award opportunity under the Officer Short-Term Incentive Plan for the year in which the Change in Control occurs.

(o)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)“Health Plan” means the PNM Resources, Inc. Comprehensive Health Plan as it may be amended or restated from time to time or any successor plan or plans that provide the benefits currently provided under such plan.

(q)“Mental Illness” means any disorder, other than a disorder induced by alcohol or drug abuse, which impairs the behavior, emotional reaction or thought process of a person.

(r)“Notice of Termination” means a notice from either the Company or a Participant, as applicable. If the termination is for Cause or based on Constructive Termination, the notice shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment. If a Participant is providing a Notice of Termination based on Constructive Termination, the Notice of Termination must be provided to the Company's General Counsel no more than 90 days following the occurrence of the condition giving rise to Constructive Termination and the Notice of Termination must be given at least 30 days prior to the date of the Participant's Separation from Service. However, the Company retains its rights as an at will employer to terminate any employee at any time and for any reason.

(s)“Officer” means any employee of PNM Resources (1) with the title Chief Executive Officer (CEO), Chief Operating Officer (COO), Executive Vice President (EVP), Senior Vice President (SVP), or Vice President (VP) or any other title that describes a position of higher authority than that of a Vice President, and (2) who is classified and coded as an Officer pursuant to PNM Resources' compensation system.

(t)“Officer Annual Incentive Plan” means the annual incentive compensation plan maintained by the Company for Officers.

(u)“Participant” means any Officer who has satisfied the eligibility requirements of this Plan.

(v)“Plan” means the PNM Resources, Inc. Officer Retention Plan, effective January 1, 2012, as amended.

(w)“PNM Resources” means PNM Resources, Inc. As used in the Plan, “PNM Resources” also means any successor in interest resulting from merger, consolidation, or transfer of substantially all of PNM Resources' assets.

(x)“Prior Plan Document” means the Plan document in effect prior to the Effective Time.

(y)“Protection Period” means the period beginning with the date on which a transaction closes, or an event occurs which results in a Change in Control and ending 24 months thereafter.

(z)“Restrictive Covenant Agreement” means the Agreement described in Section 4.4 (Restrictive Covenant Agreement).

(aa)“Separation from Service” means either (1) the termination of a Participant's employment with Company and all Affiliates and 50% Affiliates due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services the Participant provides to Company and all Affiliates and 50% Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to Company and all Affiliates and 50% Affiliates in the immediately proceeding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A‑1(h)(1)(ii).

A Participant's employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as a Participant's right to reemployment with Company or an Affiliate or 50% Affiliate is provided either by statute or contract). If a Participant's period of leave exceeds six months and a Participant's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
Generally, the date of a Participant's Separation from Service will be specified in the Notice of Termination. In the case of a termination for Cause, the date of Separation from Service shall be immediately upon receipt of the Notice of Termination. In the case of an involuntary termination of employment by the Company for any reason other than Cause, death or Disability, the date of Separation from Service shall not be less than 15 days from the date the Notice of Termination is given. In the case of Constructive Termination, the date of Separation from Service shall be not less than 30 days from the date the Notice of Termination is given.
(bb)“Specified Employee” means certain officers and highly compensated employees of Company as defined in Treasury Regulation Section 1.409A‑1(i). The identification date for determining whether a Participant is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such year.

(cc)“Tier I Officer” means the Chief Executive Officer of PNM Resources, any Executive Vice President or Senior Vice President of PNM Resources, and any other officer of PNM Resources who is designated as a Tier I Officer by the Committee. The designation must be made in the minutes of a meeting of the Committee or in a unanimous written consent signed by all the members of the Committee. A designation by the Committee shall override the classification (i.e., Tier I, Tier II, or Tier III) that would otherwise apply based on the Officer's title.

(dd)“Tier II Officer” means the Treasurer, the Controller and the Vice President of Regulatory Affairs of PNM Resources, and any other officer of PNM Resources who is designated as a Tier II Officer by the Committee. The designation must be made in the minutes of a meeting of the Committee or in a unanimous written consent signed by all the members of the Committee. A designation by the Committee shall override the classification (i.e., Tier I, Tier II, or Tier III) that would otherwise apply based on the Officer's title.

(ee)“Tier III Officer” means all other Vice Presidents of PNM Resources, and any other officer of PNM Resources who is designated a Tier III Officer by the Committee. The designation must be made in the minutes of a meeting of the Committee or in a unanimous written consent signed by all the members of the Committee. A designation by the Committee shall override the classification (i.e., Tier I, Tier II, or Tier III) that would otherwise apply based on the Officer's title.

(ff)“Uncapped Benefit” shall have the meaning ascribed to that term in Section 5.5 (No Tax Gross-Up; Cap on Payments).

EXHIBIT A
GENERAL RELEASE: OFFICER RETENTION PLAN
GENERAL RELEASE
This Release Agreement (the "RELEASE AGREEMENT") is entered into this _____ day of _____________, 20 between PNM Resources, Inc. its predecessors, successors, parent, subsidiaries, affiliates, and any related entities (collectively referred to as the "COMPANY") and _________________ ("EMPLOYEE").
1.Separation of Employment. The COMPANY and EMPLOYEE acknowledge that EMPLOYEE will separate employment from the COMPANY (including all positions with any division or related board) effective __________________, 20_.
2.Consideration. In exchange for EMPLOYEE'S full and unrevoked execution of this Release Agreement, the COMPANY will provide EMPLOYEE with certain officer retention benefits ("Officer Retention Benefits") to which the EMPLOYEE is not otherwise entitled and which the parties agree are good and valuable consideration for this Release Agreement. The amount and type of the Officer Retention Benefits are described in Article V of the PNM Resources, Inc. Officer Retention Plan (the "Officer Retention Plan") in which the EMPLOYEE participates. The time and manner of payment of the Officer Retention Benefits is discussed further in the Officer Retention Plan, which is incorporated herein by reference.
The Officer Retention Benefits are subject to applicable federal, social security, and state payroll withholding taxes. EMPLOYEE further authorizes the COMPANY to deduct any amounts owed to the COMPANY pursuant to expressly contracted debts or loans due to the COMPANY or for health, dental and vision benefits from the Officer Retention Benefits.
3.Release.
a. Release of the Company. By signing this Release Agreement, EMPLOYEE, for himself or herself, and his or her dependents, heirs, personal representatives,

Officer Retention Plan Release

assigns, and legal representatives, agrees to release and discharge the COMPANY, its current and former directors, officers, partners, agents, supervisors, employees, attorneys, insurers, board members, and successors ("Released Parties") from any and all legal or equitable claims which EMPLOYEE has or may have arising out of or related to EMPLOYEE'S employment with or termination from the COMPANY. EMPLOYEE releases the Released Parties from any and all claims for damages of whatever kind or character, attorney's fees, back or front pay, wages, vacation pay, benefits, fringe benefits, losses, costs and expenses, moving or relocation expenses, and/or rental or lease expenses. EMPLOYEE also releases the Released Parties from any and all claims, charges, or causes of action arising out of any alleged discriminatory or retaliatory action, breach of contract (express or implied), infliction of mental or emotional distress, negligent or intentional misrepresentation, fraud, promissory estoppel, civil conspiracy, invasion of privacy, interference with business advantage, wrongful or retaliatory discharge, breach of any covenant of good faith and fair dealing, prima facie tort, monies owed, and any other claims or damages arising out of or relating in any way to EMPLOYEE's employment with the COMPANY. This Release Agreement specifically includes, but is not limited to, any claims EMPLOYEE has or may claim to have arising under Title VII of the Civil Rights Act, as amended; the Age Discrimination in Employment Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Vietnam Era Veterans Readjustment Act of 1974; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Workers' Adjustment Retraining Notification Act; the Employee Retirement Income Security Act of 1974 (ERISA); the Family and Medical Leave Act of 1993; and any and all local, state or federal laws or regulations governing the employment relationship.

Officer Retention Plan Release

EMPLOYEE acknowledges that this Release Agreement constitutes a waiver of all rights EMPLOYEE may have to pursue any rights and privileges under any COMPANY internal grievance procedure and to the extent any such grievances are pending, EMPLOYEE agrees that they are dismissed as moot.
This Release Agreement does not extend to a release of the COMPANY for any obligations, including the payment of Officer Retention Benefits, arising out of this Release Agreement, nor to any benefits EMPLOYEE might otherwise be entitled to pursuant to any COMPANY pension plan (as that term is defined in section 3(2XA) of ERISA), the PNM Resources, Inc. Benefit Trust, any health maintenance organization, the PNM Resources, Inc. Comprehensive Health Plan or the PNM Resources, Inc. Benefits My Way Plan. This Release Agreement also does not extend to any pending workers' compensation claims or claims for unemployment compensation benefits, or to any claims or rights that may arise out of the actions of the COMPANY after the date of this Release Agreement.
b. No Pending Claims. EMPLOYEE represents that as of the date of the Effective Date of this Release Agreement, he or she does not have pending any claims, causes of action, and/or administrative charges filed against the COMPANY or any of the Released Parties with any entity, body, or agency. If EMPLOYEE does have a pending claim, cause of action, and/or administrative charge currently pending against the COMPANY or any of the Released Parties, EMPLOYEE agrees to immediately disclose this to the senior human resources officer of PNM RESOURCES. EMPLOYEE further acknowledges and agrees that this Release Agreement shall settle any such pending claims, causes of action, and/or administrative charges and pursuant to such settlement, EMPLOYEE shall seek immediate dismissal with prejudice of such pending claims, causes of action, and/or

Officer Retention Plan Release

administrative charges with EMPLOYEE to bear his or her own costs and attorney's fees, if any.
c. No Release of EMPLOYEE. The COMPANY does not release EMPLOYEE from any claim which the COMPANY has or may have against EMPLOYEE arising out of or relating to EMPLOYEE'S employment with the COMPANY and its successors. This Release Agreement also does not release EMPLOYEE for expressly contracted debts or loans due to the COMPANY, evidenced by written notes or agreements, or for willful, wanton or intentionally wrongful acts, nor does this Release Agreement extend to matters or events occurring after the date of this Release Agreement.
4.    Employee Acknowledgements. EMPLOYEE acknowledges and agrees that EMPLOYEE has carefully considered this Release Agreement and thoroughly understands its legal effects, including the release of any claim EMPLOYEE may have against the COMPANY or any Released Parties. EMPLOYEE further acknowledges and agrees that:

a.	EMPLOYEE is advised to consult with an attorney of EMPLOYEE'S choice before signing this Release Agreement.

b.
EMPLOYEE acknowledges that he or she has been given a period of up to forty-five (45) days to review and consider this Release Agreement before signing it. EMPLOYEE understands that he or she may use as much of this forty-five (45) day period as he or she wishes prior to signing.

c.	EMPLOYEE acknowledges his or her continuing obligations under the Restrictive Covenant Agreement signed by EMPLOYEE on _______________, 20 ___

d.
EMPLOYEE has carefully read and fully understands all the provisions of this Release Agreement. EMPLOYEE is competent to execute this Release Agreement and is voluntarily entering into this Release Agreement of EMPLOYEE'S own free

Officer Retention Plan Release

will and accord after having had the opportunity to confer with an attorney of EMPLOYEE'S choice.

e.	EMPLOYEE would not be entitled to receive the Officer Retention Benefits but for EMPLOYEE'S execution of this Release Agreement.

f.
EMPLOYEE may revoke this Release Agreement within seven (7) days after signing it and this Release Agreement shall become effective and enforceable only if unrevoked after this revocation period has expired. Revocation will be made by returning a copy of this Release Agreement to the senior human resources officer of the Company with a written signature in the space provided at the end of the Release Agreement that EMPLOYEE has elected to revoke this Release Agreement. For this revocation to be effective, written notice must be received by senior human resources officer of the Company at    ______________________, Albuquerque, New Mexico _________, no later than the close of business on the seventh (7th) day after EMPLOYEE signs this Release Agreement. If EMPLOYEE revokes this Release Agreement, it shall not be effective nor enforceable and EMPLOYEE will not receive any Officer Retention Benefits pursuant to the Officer Retention Plan.

5.Accord and Satisfaction. EMPLOYEE agrees that the Officer Retention Benefits provided under this Release Agreement constitute full settlement and satisfaction of all claims released by EMPLOYEE as described herein.
6.No Admission of Liability. EMPLOYEE agrees that this Release Agreement and the Officer Retention Benefits paid by the Company are not to be construed as an admission of liability by the COMPANY or the Released Parties. This Release Agreement shall not be admissible in any proceeding, except as necessary in a proceeding to enforce the terms of this Release Agreement or to establish or prove the defenses of payment, release, accord and satisfaction, waiver or estoppel, or as otherwise required by Court order.

Officer Retention Plan Release

7.    Confidential Information.

a.
EMPLOYEE Acquired Confidential Information. Except as required by law, EMPLOYEE agrees to keep confidential all "Confidential Information" (as defined in this Agreement) obtained during the course of employment with the COMPANY and the positions he/she has held with affiliates. EMPLOYEE agrees that he/she will not reveal any Confidential Information to any other person, corporation or entity, without the prior written consent from an authorized COMPANY representative. The term "Confidential Information" as used in this Agreement means any and all information, written or otherwise, which EMPLOYEE has received in the course of his/her relationship, in any capacity with the COMPANY or affiliates and includes, without limitation, all reports, forecasts, contracts, customer information, confidential commercial information, trade secrets, business secrets, personnel information or any information that is net available to the general public. Any information, analysis or interpretation which is public information as a result of (1) a public filing made by the COMPANY or affiliates or (2) information supplied by the COMPANY or affiliates pursuant to formal discovery procedures (unless such information, analysis or interpretation is public as a result of a breach of this Agreement) shall not be considered Confidential Information for purposes of this Agreement.

b.
This Agreement Confidential. The parties, and each of them, agree that this Agreement has been entered into with the understanding that all of the terms and conditions hereof will remain confidential and that they or their legal representatives will not, except as provided herein, disclose to any Third Party the terms and conditions of this Agreement unless the other party hereto consents in writing to such disclosure. As used herein, "Third Party" means any person, corporation, partnership, firm, consultant, or governmental entity, or representatives of any of the

Officer Retention Plan Release

foregoing, other than officers, employees and attorneys of the parties to this Agreement

c.
Protective Order. In the event that EMPLOYEE is requested or required to disclose any Confidential Information as defined in paragraph 7(a) above, it is agreed that EMPLOYEE shall provide the COMPANY with prompt written notice of such request(s) at least ten (10) days prior to making any such disclosure and advise whether or not EMPLOYEE intends to seek an appropriate protective order to preclude disclosure of such information. If EMPLOYEE seeks a protective order, the COMPANY or any affiliate may join in such action. If EMPLOYEE does not seek a protective order, then the COMPANY or an affiliate shall have such right to seek a protective' order. The parties to the Agreement agree to cooperate in seeking a protective order if any party hereto so requests.

If EMPLOYEE seeks such protective order, without the COMPANY or the affiliate joining such action, or if the COMPANY and/or the affiliate commences such action, without EMPLOYEE seeking or joining in such action, then the party seeking such protective order shall pay the attorney fees and expenses associated therewith, including the reasonable attorney fees and costs of any other party to this Agreement who requires such legal counsel to protect his or its interest pursuant to such action. If EMPLOYEE or the COMPANY (and/or affiliate) both join in such action, then each shall be responsible for his/her or its respective attorney fees and costs. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is legally bound, in the written opinion of its counsel, to disclose the Confidential Information, it may legally do so without a breach of this Agreement. Notwithstanding the foregoing, all parties hereby consent to the disclosure of information contained in or related to this Agreement to the extent required, in the opinion of counsel to a party hereto, to comply with applicable securities laws and

Officer Retention Plan Release

regulations or the laws and regulations administered by any state or federal utility regulatory body which bind such party.
8.Controlling Laws. This Release Agreement shall be interpreted under the laws of the State of New Mexico, except to the extent preempted by federal law.
9.Receipt of Plan Documents. EMPLOYEE acknowledges that EMPLOYEE has been afforded an opportunity to review the Officer Retention Plan. EMPLOYEE agrees that EMPLOYEE'S eligibility, rights and duties under the Officer Retention Plan shall be governed by the terms set forth in the Officer Retention Plan.
10.Claims Procedures and Arbitration. EMPLOYEE acknowledges that the Officer Retention Plan contains specific claims procedures regarding claims for benefits. All claims for benefits under the Officer Retention Plan must first be made pursuant to the claims procedures under the Officer Retention Plan. Any disputes, controversies, or claims arising from or relating to this Release Agreement shall be determined by binding arbitration pursuant to the Uniform Arbitration Act, with each party to bear its own costs and attorney's fees. The parties shall jointly request a list of arbitrators from the Federal Mediation and Conciliation Services. Within seven (7) days after the issuance of this list, the parties may each strike from the list three (3) names. The remaining arbitrator on the list shall then be appointed to hear the matter. All expenses of the arbitrator shall be shared equally by the parties.
11.Successor and Related Entities. As used in this Release Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets of the business of the COMPANY.
12. Severability. If any part or parts of this Release Agreement are found to be unenforceable, the remaining portions of this Release Agreement shall remain in effect.

Officer Retention Plan Release

13.Modification. This Release Agreement is not subject to any modification, waiver, or addition that is made orally. This Release Agreement is subject to modification, waiver, or addition only by a means of a writing signed by both the EMPLOYEE and the COMPANY.
14.Entire Agreement. EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS RELEASE AGREEMENT AND THE OFFICER RETENTION PLAN, WHICH SETS FORTH THE ENTIRE AGREEMENT BETWEEN THE COMPANY AND THE EMPLOYEE WITH REGARD TO EMPLOYEE'S EMPLOYMENT WITH THE COMPANY AND TERMINATION HEREUNDER. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENTS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR IN THE SUMMARY PLAN DESCRIPTION OR OFFICER RETENTION PLAN.
IN WITNESS WHEREOF, the parties hereto, personally or by their authorized representatives, have subscribed to and signed this Release Agreement as of the day and year first above written.
PNM Resources, Inc.
By _______________________________
STA IL OF NEW MEXICO
) ss
COUNTY OF ________________
The foregoing instrument was acknowledged before me this _____day of     _________________
20__by________________________'____________________________ (Name and Title), on
behalf of PNM Resources, Inc.
___________________________________________
NOTARY PUBLIC
My Commission Expires:

___________________

Officer Retention Plan Release

______________________________
EMPLOYEE
_________________________________
STATE OF NEW MEXICO )
) ss
COUNTY OF ______________ )

The foregoing instrument was acknowledged before me this ____day of _____________, 20__ by _____________________________(Name of Employee).
___________________________________
NOTARY PUBLIC
My Commission Expires
___________________
EMPLOYEE REVOCATION
I hereby revoke my acceptance of the foregoing Release Agreement. I acknowledge that by revoking this Release Agreement it is no longer effective or enforceable and I will not receive any Officer Retention Benefits pursuant to the Officer Retention Plan.
_________________________            ___________________________
Date                         EMPLOYEE

Received by the Officer Retention Plan on _________________, ____________, by
_________________________________.

Officer Retention Plan Release

EXHIBIT B
RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (this "Agreement") is entered into effective as of _________________ by and between PNM Resources, Inc. (the "Company") and ________________("Executive").
RECITALS
In exchange for Executive's participation in the PNM Resources, Inc. Officer Plan (the "Plan") and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive understands and agrees to the terms set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, Company and Executive agree as follows:
I.    NON-COMPETITION. Executive agrees that for the duration of the "Restricted Period" (as defined below) Executive will not, without the prior written consent of Company: (1) engage in a "Competing Business" (as defined below) in the "Restricted Territory" (as defined below), and (2) act as an attorney, agent, consultant, advisor or employee to or of a business entity, non-profit organization or governmental entity with respect to any matter in which the Executive participated personally and substantially while employed by the Company.
For purposes of this Agreement, Executive shall be deemed to be engaged in a Competing Business if, in any capacity, including but not limited to, proprietor, shareholder, partner, officer, lender, guarantor of debts or obligations, director, employee, or agent, Executive engages or participates directly or indirectly in the operation, ownership or management of any proprietorship, partnership, corporation, limited liability company, or other business entity that engages in any Competing Business within the Restricted Territory. A "Competing Business" includes any business in which the Company (including its Affiliates) is engaged, including but not limited to activities related to the provision of electricity and energy efficiency products and services and the generation, transmission and distribution of electricity.
2.    NON-SOLICITATION OF CUSTOMERS. Executive agrees that for the duration of the Restricted Period (as defined below), Executive will not directly or indirectly, through Executive's own efforts or through the efforts of another person or entity, solicit business in the Restricted Territory for or in connection with any Competing Business from any Company Customer (as defined below). In addition, during the Restricted Period, Executive will not solicit business for or in connection with a Competing Business from any individual or entity which may have been solicited by Executive on behalf of Company. "Company Customer" shall include (1) any current customer of Company; (2) any former customer of Company whose business with Company ceased less than six months before the date of such solicitation; or (3) any prospective customer of Company which Executive was involved in soliciting or which Executive was aware that Company was soliciting. "Company Customer" also shall include, in addition to the corporate or entity customer itself, the individual representative of the corporate or entity customer and his or her successor or equivalent within the organizational subdivision of the corporate or entity customer on behalf of which he or she patronized Company, any organizational subdivision of the corporate or entity customer on behalf of which such individual representative has patronized Company, and any organizational subdivision of the corporate or entity customer referred to Executive by such individual representative.

3.NON-SOLICITATION OF EMPLOYEES. Executive also agrees that for the duration of the Restricted Period (as defined below), Executive will not directly or indirectly, through Executive's own efforts or through the efforts of another person or entity, solicit or encourage any employees of Company to become employed by or otherwise to provide services to Executive or any other person or entity that is engaged in a Competing Business.

4.RESTRICTED TERRITORY DEFINED. For purposes of Section 1, Section 2, and Section 3 (collectively, the "Restrictive Covenants"), the term "Restricted Territory" shall mean the States of New Mexico and Texas.

5.RESTRICTED PERIOD DEFINED. For purposes of the Restrictive Covenants, the term "Restricted. Period" shall mean the period beginning on the first day of Executive's employment by Company and ending 12 [For Tier II Officer Agreement, insert "6" instead of "121 months following the termination of Executive's employment with Company for any reason. [For Tier II Officer Agreement, delete remainder of this Section 51 In the event that a court of competent jurisdiction determines that the Restricted Period described in the preceding sentence is excessive, the parties agree that the Restricted Period shall end 9 months following the termination of Executive's employment with Company. In the event that a court of competent jurisdiction determines that the Restricted Period described in the preceding sentence is excessive, the parties agree that the Restricted Period shall end 6 months following the termination of Executive's employment with Company.

6.REMEDIES; REASONABLENESS. Executive acknowledges and agrees that a breach by Executive of the Restrictive Covenants of this Agreement will constitute irreparable damage to Company, the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of the Restrictive Covenants. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.
Executive expressly acknowledges and agrees that: (1) the provisions of the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.
7.CONFIDENTIAL INFORMATION.
(a) Proprietary Information. Executive and Company hereby acknowledge and agree that in connection with the performance of Executive's services, Executive shall be provided with or shall otherwise be exposed to or receive certain proprietary information of Company. Such proprietary information shall include, without limitation, any written, oral, electronic or any other form of information including the following: (1) past, present and future customer lists, consultant lists, and customer information as compiled by Company, including proposals for services, pricing, customer contact information, customer lists, sale and contract terms and conditions, contract expirations, and other compiled customer information; (2) Company's own internal practices, procedures, and strategies; (3) Company's financial condition and financial results of operation; (4) credit information and technical environments concerning Company or Company's clients; (5) supply of material information, including sources and costs; (6) information in any form relating to Trade Secrets (as defined below), Intellectual Property (as defined below), confidential information, ideas, designs, products, descriptions, parts, test data, reports, recommendations, the Company's research and development, strategic planning, finance, marketing, and promotional activities and strategies, whether now existing, or planned, developed, or made available anytime in the future to the Company; (7) acquisition plans and other strategic plans; (8) all information which is designated as confidential, which the Executive has a reasonable basis to consider confidential or which is treated by the Company as confidential, including confidential or proprietary information from third parties, Company Customers, or Company vendors; and (9) any and all information that has independent economic value to the Company, that is not generally known to and not readily ascertainable by proper means by an individual or entity who can obtain economic value from its disclosure or use (all of the foregoing shall be deemed "Proprietary Information" for purposes of this Agreement). The term "Proprietary Information" does not include information which (1) becomes generally available to the public other than as a result of a disclosure by Executive contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Executive, provided that such source is not contractually obligated to keep such information confidential. Executive hereby agrees that, without the prior written consent of Company, any and all Proprietary Information shall be and shall forever remain the property of Company, and that during and after the Executive's employment with Company, Executive shall not in any way disclose or reveal the Proprietary Information other than to Company's executives, officers and other employees and agents in the normal course of Executive's employment, or as required pursuant to an order issued by a court of competent jurisdiction or other governmental agency.

(b)Trade Secrets. Executive, prior to and during this Agreement, has had and will have access to and become acquainted with various trade secrets which are owned by Company and are regularly used in the operation of its business and which may give Company an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Executive agrees and acknowledges that Executive has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive's employment with Company. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Executive's employment with Company or at any time thereafter, except as required in the course of employment by Company and for its benefit, or as required pursuant to an order issued by a court of competent jurisdiction or other governmental agency.

(c)Intellectual Property. "Intellectual Property" shall include inventions (whether or not patentable), patents, copyrights, trademarks (together with the good will of the business symbolized by said trademarks), domain names, trade secrets, rights of publicity, database rights, works of authorship, mask works, moral rights, designs, discoveries, know-how, show-how, ideas and information made or conceived or reduced to practice and all related or other intellectual and industrial property rights of any sort throughout the world, including all improvements and/or derivative works growing out of or relating to the foregoing, in whole or in part, conceived, created, developed, discovered or reduced to practice during the term of employment with Company and, to the extent allowed by law, during the Restricted Period, so far as it (1) relates, directly or indirectly, toCompany's business, (2) results from or are suggested by any work assigned to or performed by Executive for Company, or (3) is used to develop or improve any Company equipment, supplies, facility, product, software, service, or trade secret, whether or not such Intellectual Property is developed entirely on Employee's own time and with or without use of Company property.
Executive acknowledges and agrees that all Intellectual Property, whether the same is derived from the use of Proprietary Information or otherwise developed or conceived of by Executive, shall be and shall remain the exclusive property of Company. Executive further agrees that for a period of 12 months after the employment period, there shall be an irrebuttable presumption that all Intellectual Property that relates to services rendered hereunder developed, formulated, created, or conceived by Executive were derived from the use of Proprietary Information or were otherwise developed, formulated, created, or conceived by Executive during the Executive's employment with Company, and, as such, the same shall be and shall remain the exclusive property of Company. Executive shall promptly disclose to Company all written and graphic materials, computer software, inventions, discoveries and improvements authored, prepared, conceived or made by, for or at the direction of Executive during the Executive's employment with Company and which are related to the Intellectual Property or the business of Company, and shall execute all such documents and instruments, including but not limited to any assignments and invention disclosure documents, as Company may reasonably determine are necessary or desirable in order to give effect to the preceding sentence or to preserve, protect or enforce Company's rights with respect to any such work and any Intellectual Property therein.
(d) Ownership of Documents. Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the "Documents") prepared by Executive in connection with the Executive's employment. The Documents shall be the property of Company and are not to be used on other projects except upon Company's prior written consent. Upon termination of the Executive's employment, Executive shall surrender to Company any and all Documents or other property of whatsoever kind now or hereafter in Executive's possession, custody, or control which contain or reflect in any manner whatsoever Proprietary Information or information which in any way relates to Company's business.
8. GENERAL PROVISIONS.
(a)    No Conflicting Agreements. Executive acknowledges that he or she has no commitments or obligations inconsistent with this Agreement and hereby agrees to indemnify and hold the Company harmless against any and all loss, damage, liability, or expense arising from any claim based upon circumstances alleged to be inconsistent with such acknowledgement.

(b)Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.
(c)At-Will Employment. Nothing herein shall affect the "at-will" nature of Executive's relationship with Company. As such, Executive may leave the Executive's employment with Company at any time with or without notice or cause. In addition, Executive's employment may be terminated by Company at any time with or without notice or cause.

(d)Governing Law.    The validity, interpretation, construction and
performance of this Agreement shall be governed by the laws of the State of New Mexico.

(e)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(f)Survival of Terms. The terms and conditions set forth in this Agreement shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.

(g)Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Agreement.

(h)Interpretative Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

9.    "COMPANY" INCLUDES AFFILIATES. For purposes of this Agreement, the term "Company" shall mean PNM Resources, Inc. and any Affiliate of PNM Resources, Inc. The term "Affiliate" shall be given the meaning ascribed to it in the PNM Resources, Inc. Officer Plan.
IN WITNESS WHEREOF, the parties have executed and sealed this Agreement to be signed by its duly authorized representative and Executive has signed this Agreement as of the _____ day of ___________, 20__.
PNM Resources, Inc.
By________________________________
Its_____________________________
___________________, EXECUTIVE
Signature___________________________
___________________________________
Printed Name